The Target Portfolio Trust
For the semi-annual period ended 10/31/10
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust
 - Target Small Cap Value Portfolio (JPM sleeve)

1.   Name of Issuer:  Green Dot Corp.

2.   Date of Purchase:  July 21, 2010

3.   Number of Securities Purchased: 4,558,050

4.   Dollar Amount of Purchase:  $164,089,800

5.   Price Per Unit:  $36.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  J.P. Morgan Securities Inc.

7.   Other Members of the Underwriting Syndicate:  J.P. Morgan
Securities Inc., Morgan Stanley & Co. Incorporated, Deutsche Bank
Securities Inc., Piper Jaffray & Co., UBS Securities LLC.